Exhibit 99.4

Symptomatic Response to TLANDO in Patients that do not Achieve T Cavg > 300 ng/dL

Nachiappan Chidambaram1, Jonathan Baker1, Ben Bruno1, Kiran Vangara1, Kilyoung Kim1, Mahesh V. Patel1, and Anthony DelConte1,2

1Lipocine Inc; 2Saint Joseph’s University, Philadelphia, PA

Background: Most marketed testosterone replacement therapy (TRT) products were approved based on pharmacokinetic (PK)-based endpoints after multiple titration visits to satisfy the FDA efficacy criteria of at least 75% of patients achieving normal serum T levels (Cavg: 300 – 1100 ng/dL). PK-based dose titration not only results in some patients being on the “wrong” dose due to the titration discordance, but can also inaccurately categorize the patients as non-responders on the treatment drugs.

Objective: To assess the effect of TLANDO (oral testosterone undecanoate) on symptoms in subjects not achieving T Cavg ≥ 300 ng/dL.

Methods: SOAR trial (NCT02081300) was a 52-week, multicenter, open-labelled, active controlled (topical T) study of oral testosterone therapy (TLANDO) in hypogonadal men. Subjects in the TLANDO arm (N=210) were started on a total daily dose of 450 mg (225 mg BID). Subjects with Cavg < 300 ng/dL were up-titrated to 600 mg per day or Cmax > 1500 ng/dL were down-titrated to 300 mg per day at two visits (Week 4 and 8) based on week 3 or week 7 intensive PK profiles. All subjects were maintained on the dose after the second titration for the remainder of the study (Week 8 through week 52). Patient Response Outcomes (PRO) related to mental and sexual domains (SF-36 and PDQ questionnaires) were measured at baseline (BL) and end-of-study (EOS: Week 52) to evaluate the improvement of symptoms.

Results: Demographics characteristics in the TLANDO arm were mean (SD)=52.6 (±10.2) yrs for age, 30.8 (±3.9) kg/m2 for BMI, 208 (±60) ng/dL for baseline T level. Majority of race was white (82%).

87% (95% CI lower bound of 83%) of subjects met Cavg within the normal range at PK-efficacy visit (Week 13). Some subjects (11%) continued to have low T levels (Cavg < 300 ng/dL) even after the second dose titration. However, mean relative increases of T levels from pre-dose to Cmax for subjects with Cavg < 300 ng/dL were comparable to those with Cavg ≥ 300 ng/dL: i.e., 5.2 and 5.9 times, respectively, (p=0.69).

PRO questionnaire changes from baseline (CBL) at EOS were compared for Cavg < 300 ng/dL and ≥ 300 ng/dL (Table below) to evaluate the pharmacodynamic effect of TLANDO with respect to PK response. Mental and sexual health were improved with TLANDO in both groups who reached Cavg > 300 ng/dL and who did not, with no significant difference (p>0.05).

PRO Questionnaire CBL, mean (95% CI)	Cavg<300 ng/dL at Wk13	Cavg ≥ 300 ng/dL at Wk13	p value
N (EOS Completer Set)	16	125
Vitality	3.3 (7.5)	6.7 (2.5)	0.37
Role Emotional	0.7 (2.7)	0.6 (0.8)	0.91
Mental Health	4.4 (6.7)	2.5 (2.1)	0.57
Mental Comp Summary	3.2 (5.3)	3.6 (1.8)	0.89
Sexual Desire	0.9 (1.0)	1.5 (0.3)	0.26
Pleasure w/o Partner	0.1 (1.0)	1.1 (0.4)	0.07
Pleasure w Partner	0.9 (1.3)	0.8 (0.4)	0.80
Positive Mood	0.8 (0.8)	0.6 (0.2)	0.58
Negative Mood	-0.8 (0.7)	-0.6 (0.2)	0.46
Sexual Activity	1.5 (1.5)	1.8 (0.5)	0.67
Full Erectile %	26.2 (14.5)	19.4 (6.1)	0.35
Maintained Erectile	1.9 (1.2)	1.6 (0.4)	0.53

BLs and CBLs of androgen-related biomarkers (hematocrit, hemoglobin, and prostate-specific antigen) for both groups were also comparable.

Conclusion: Subjects, whose Cavg were not restored to the normal range (i.e., remained below 300 ng/dL), were deemed PK-based non-responders. However, they had comparable improvements in relative T level increases, symptoms (PROs), and androgen-related biomarkers as compared to subjects who met Cavg criteria (PK-based responders). Those results demonstrate that subjects that do not achieve Cavg > 300 ng/dL with TLANDO still experience symptomatic/androgenic responses. Therefore, monitoring symptoms in addition to T levels can be performed to evaluate the non-PK based responders with TLANDO treatment.